Exhibit 10.03

Technology Innovations, LLC

15 Schoen Place

Pittsford, NY 14534

August 1, 2008

Naturalnano, Inc.

15 Schoen Place

Pittsford, NY 14534

Ladies and Gentlemen:

Technology Innovations, LLC (“TI”) and Naturalnano, Inc. (the “Company”) are parties to a Line of Credit Agreement (the “Credit Agreement”), dated as of June 28, 2006, pursuant to which the Company has issued to TI a Promissory Note, dated as of June 26, 2006, in the aggregate principal amount of up to $1,000,000 (the “Note”).

For and in consideration of the agreement of the Company to issue to TI (or, as directed by TI, its affiliates) the Warrant described below, TI hereby agrees to (i) cancel and forgive all principal, interest, fees and expenses due pursuant to the Credit Agreement and the Note (the “TI Debt”)

TI hereby represents that, other than the TI Debt, the Company has no outstanding indebtedness or other obligations for borrowed money due and owing to TI or its affiliates, and that, on and after the date hereof, all such obligations will be deemed paid and satisfied in full.

For and in consideration of the cancellation of the TI Debt, the Company hereby agrees to issue to TI, within 10 days of the date hereof, a common stock purchase warrant (the “Warrant”) to purchase 5% of the common stock (calculated on a fully diluted basis as of the date of first exercise of the Warrant) at a Company valuation of (i) $25,000,000, for the first six months of the term of the Warrant and (ii) $40,000,000 for the remainder of the term of the Warrant. The Warrant shall have a term of 2 years and six months from the date of issue and shall provide for adjustments in the case of stock splits, stock dividends and the like, but shall not provide for any adjustments in exercise price or number of shares in the case of issuances below the exercise price of the Warrant or other anti-dilution adjustments. The number of shares and the per share exercise price of the Warrant shall be established on the date of first exercise of the Warrant.

TI hereby knowingly and voluntarily forever releases, acquits and discharges the Company, its officers, directors, creditors, stockholders and affiliates, and the officers, directors, members, managers and employees of each of them (the “Released Persons”), from and of any and all claims that any of the Released Persons is in any way responsible for the past or current condition or deterioration of the business operations and/or financial condition of the Company or TI, and from and of any and all claims that any of

Exhibit 10.03

the Released Persons breached any duty owed to TI or its affiliates as a stockholder or creditor of the Company, any agreement to loan money or make other financial accommodations available to the Company or to fund any operations of the Company at any time. TI also hereby knowingly and voluntarily forever releases, acquits and discharges the Released Persons from and of any and all other claims, damages, losses, actions, counterclaims, suits, judgments, obligations, liabilities, defenses, affirmative defenses, setoffs, and demands of any kind or nature whatsoever, in law or in equity, whether presently known or unknown, which TI or its affiliates may have had, now have, or which it can, shall or may have for, upon, or by reason of any matter, course or thing whatsoever relating to, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, begun, or otherwise related or connected to or with any or all of the obligations, this agreement, any or all of the loan documents, and/or any direct or indirect action or omission of the Released Persons.

Very Truly Yours,

TECHNOLOGY INNOVATIONS, LLC

By: /s/ Michael Weiner

Name: Michael Weiner

Title: President

Accepted and agreed to this

1st day of August, 2008 by:

NATURALNANO, INC.

By: /s/Cathy A. Fleischer

Name: Cathy A. Fleischer

Title: President